UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2015

CIFC CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-32551	20-2008622
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

250 Park Avenue, 4th Floor
New York, New York	10177
(Address of Principal Executive Offices)	(Zip Code)

(212) 624-1200

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On October 28, 2015, CIFC Corp. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company agreed to issue and sell to Sandler O’Neill + Partners, L.P., as initial purchaser (the “Initial Purchaser”), $40.0 million aggregate principal amount of the Company’s 8.50% senior notes due 2025 (the “Notes”). The Purchase Agreement includes the terms and conditions of the offer and sale of the Notes, indemnification and contribution obligations and other terms and conditions customary in agreements of this type. A copy of the Purchase Agreement is filed herewith as Exhibit 99.1. The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement.

Item 8.01.    Other Events

On October 28, 2015, the Company priced its offering of $40.0 million aggregate principal amount of the Notes. The Notes will have a maturity of ten years and be non-callable for five years. The Notes will be senior unsecured obligations of the Company and will be guaranteed by certain of the Company’s subsidiaries. The Notes will be issued through an unregistered offering in a private placement, solely to qualified institutional buyers, in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  The Notes will pay interest semi-annually at a rate of 8.50% per annum and are expected to settle on November 2, 2015, subject to the satisfaction of customary closing conditions.

The Company intends to use the proceeds from the offering, together with short-term investments and cash currently on its balance sheet, to comply with new rules promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requiring the “securitizer” of asset-backed securities to retain a portion of the credit risk of the assets collateralizing the asset-backed securities and for general corporate purposes, including possible acquisitions. There are no agreements, arrangements or understandings regarding any potential acquisitions.

The Notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

The foregoing does not constitute an offer to sell the notes or a solicitation for an offer to purchase the notes or any other securities, in any jurisdiction in which such offer or solicitation would be unlawful. Any offer of the notes will be made only by means of a private offering memorandum.

This current report on Form 8-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which reflect the Company’s or its management’s intentions, beliefs, expectations, predictions and current views with respect to, among other things, the  Company’s operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “forecasts” or the negative version of these words or other similar or comparable words. Such forward-looking statements are subject to various risks, uncertainties and assumptions. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. The Company believes these factors include but are not limited to risks and uncertainties related to the capital markets generally and whether the Company will consummate the offering of the notes, the terms of the notes and the anticipated use of proceeds, as well as those described under the caption “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this current report on Form 8-K and in the annual report on Form 10-K. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Item 9.01.    Financial Statements and Exhibits

(d)                                             Exhibits.

99.1                                    Purchase Agreement, dated as of October 28, 2015, by and among CIFC Corp., the Guarantors named therein and Sandler O’Neill + Partners, L.P.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIFC CORP.

Date: October 28, 2015	By:	/s/ Rahul Agarwal
Rahul Agarwal
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Title
99.1	Purchase Agreement, dated as of October 28, 2015, by and among CIFC Corp., the Guarantors named therein and Sandler O’Neill + Partners, L.P. as Initial Purchaser.